F.N.B. Corporation Reports Fourth Quarter and Full Year 2025 Earnings
Total Assets Crossed $50 billion with Multiple Records for Full Year 2025, Including Total Revenue of $1.8 billion, Non-Interest Income of $369 million, EPS of $1.56 and Capital Levels with the Common Equity Tier 1 at 11.4% (estimate) and Tangible Book Value Per Common Share (non-GAAP) Year-over-Year Growth of 13%

PITTSBURGH, PA – January 20, 2026 – F.N.B. Corporation (NYSE: FNB) reported earnings for the fourth quarter of 2025 with net income available to common shareholders of $168.7 million, or $0.47 per diluted common share. Comparatively, fourth quarter 2024 net income available to common shareholders totaled $109.9 million, or $0.30 per diluted common share, and third quarter of 2025 net income available to common shareholders totaled $149.5 million, or $0.41 per diluted common share.

On an operating basis, fourth quarter 2025 earnings per diluted common share (non-GAAP) was $0.50, excluding $16.6 million (pre-tax) of significant items impacting earnings. By comparison, fourth quarter 2024 earnings per diluted common share (non-GAAP) on an operating basis was $0.38, excluding $34.0 million (pre-tax) of significant items impacting earnings, and third quarter 2025 was $0.41 of earnings per diluted common share (non-GAAP), excluding ($2.3) million (pre-tax) of significant items impacting earnings.

For the full year of 2025, net income available to common shareholders was $565.4 million, or $1.56 per diluted common share. Comparatively, full year 2024 net income available to common shareholders totaled $459.3 million, or $1.27 per diluted common share. On an operating basis, full year of 2025 earnings per diluted common share (non-GAAP) was $1.59, excluding $0.03 per diluted common share (non-GAAP) of significant items impacting earnings. Operating earnings per diluted common share (non-GAAP) for the full year of 2024 was $1.39, excluding $0.12 per diluted common share (non-GAAP) of significant items impacting earnings. Full year 2025 earnings per diluted common share increased 23% and 14% from 2024 on a reported and operating basis (non-GAAP), respectively.

“F.N.B. Corporation delivered an exceptional fourth quarter with operating earnings per diluted common share (non-GAAP) of $0.50 and a return on average tangible common equity (non-GAAP) of 16%. FNB’s strong profitability and capital generation resulted in tangible book value per share (non-GAAP) of $11.87, a 13% increase from the year-ago quarter. Our company achieved multiple records for the full-year 2025, including all-time revenue highs for seven of our fee-based businesses, total revenue of $1.8 billion, operating net income available to common shareholders (non-GAAP) of $577 million and operating earnings per diluted common share (non-GAAP) of $1.59,” said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr. “Throughout 2025, we remained focused on positioning the balance sheet for continued future success including managing loan concentrations and improving the loan-to-deposit ratio to 89.7%. Our investments in technology, AI, and data analytics are driving automation, efficiency, and the flexibility to continue investing in revenue‑generating businesses and an enhanced omnichannel customer experience, all while delivering strong positive operating leverage. Our financial results reflect disciplined execution of our strategy: diversifying revenue, allocating capital wisely, maintaining a resilient, well‑underwritten loan portfolio, and strengthening our role as our clients’ primary bank through continued eStore® and digital innovation."

Fourth Quarter 2025 Highlights
(All comparisons refer to the fourth quarter of 2024, except as noted)
•Average loans and leases totaled $35.0 billion, an increase of $1.2 billion, or 3.4%, driven by consumer loan growth of $1.2 billion. In December 2025, FNB transferred approximately $200 million of performing residential mortgage loans to held-for-sale in anticipation of a loan sale expected to close in the first quarter of 2026 as part of balance sheet management actions.
•Average deposits totaled $38.6 billion, an increase of $1.7 billion, or 4.5%, as the growth in average interest-bearing demand deposits of $1.7 billion and average non-interest-bearing demand deposits of $156.1 million more than offset the declines in average time deposits of $113.1 million and average savings deposits of $93.5 million.
•On a linked-quarter basis, average loans and leases increased 1.9% annualized and average deposits increased 7.7% annualized.
•The loan-to-deposit ratio was 89.7% at December 31, 2025, a slight improvement compared to 90.9% at September 30, 2025, and 91.5% at December 31, 2024.
•Net interest income totaled a record $365.4 million, an increase of $6.2 million, or 1.7%, linked-quarter, primarily due to growth in earning assets and a lower cost of funds, partially offset by lower yields on earning assets.
•Net interest margin (FTE) (non-GAAP) equaled 3.28%, an increase of 3 basis points from the third quarter of 2025, reflecting a 14 basis point decline in the total cost of funds, more than offsetting an 11 basis point decline in the total yield on earning assets (non-GAAP).
•FNB recognized investment tax credits of $37.2 million as a benefit to income taxes in the fourth quarter of 2025 from a renewable energy project financing transaction which is a core element of our Equipment Finance business strategy. A related non-credit valuation impairment of $4.4 million (pre-tax) was recognized on the financing receivable in other non-interest expense.
•Provision for credit losses was $18.9 million, a decrease of $5.1 million from the prior quarter, with net charge-offs of $16.4 million, or 0.19% annualized of total average loans, compared to $19.7 million, or 0.22% annualized, in the prior quarter. The ratio of non-performing loans and other real estate owned (OREO) to total loans and leases and OREO decreased 6 basis points from the prior quarter to 0.31%, and total delinquency increased 6 basis points from the prior quarter to 0.71%. The allowance for credit losses (ACL) to total loans and leases ratio increased 1 basis point to 1.26%. Overall, asset quality metrics remain at solid levels, reflecting continued proactive management of the loan portfolio.
•Record capital levels with the Common Equity Tier 1 (CET1) regulatory capital ratio at 11.4% (estimated), compared to 10.6% at December 31, 2024, and 11.1% at September 30, 2025. The tangible common equity to tangible assets ratio (non-GAAP) equaled 8.9%, compared to 8.2% at December 31, 2024, and 8.7% at September 30, 2025.
•Tangible book value per common share (non-GAAP) of $11.87 increased $1.38, or 13.2%, compared to December 31, 2024, and $0.39, or 3.4%, compared to September 30, 2025. Accumulated other comprehensive income/loss (AOCI) reduced the tangible book value per common share (non-GAAP) by $0.18 as of December 31, 2025, primarily due to the impact of unrealized losses on available-for-sale (AFS) securities, compared to a reduction of $0.47 as of December 31, 2024, and $0.22 as of September 30, 2025.
•In December 2025, the Company contributed $20.0 million to the FNB Foundation, demonstrating a continued commitment and strong support of the communities we serve.
•During the fourth quarter of 2025, the Company repurchased $18 million, or 1.1 million shares, of common stock at a weighted average share price of $16.20, while maintaining capital above stated operating levels and supporting loan growth in the quarter.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, "Use of Non-GAAP Financial Measures and Key Performance Indicators."

Quarterly Results Summary	4Q25	3Q25	4Q24
Reported results
Net income available to common shareholders (millions)	$168.7	$149.5	$109.9
Earnings per diluted common share	0.47	0.41	0.30

Book value per common share	18.92	18.52	17.52
Pre-provision net revenue (non-GAAP) (millions)	184.6	213.9	124.9
Operating results (non-GAAP)
Operating net income available to common shareholders (millions)	$181.8	$147.7	$136.7
Operating earnings per diluted common share	0.50	0.41	0.38
Operating pre-provision net revenue (millions)	205.7	211.6	169.3
Average diluted common shares outstanding (thousands)	360,840	361,670	362,798
Significant items impacting earnings(a) (millions)
FNB Foundation contribution (pre-tax)	$(20.0)	$—	$—
FNB Foundation contribution (after-tax)	(15.8)	—	—
FDIC special assessment reduction (pre-tax)	3.4	2.3	—
FDIC special assessment reduction (after-tax)	2.7	1.8	—
Realized loss on investment securities restructuring (pre-tax)	—	—	(34.0)
Realized loss on investment securities restructuring (after-tax)	—	—	(26.8)
Total significant items (pre-tax)	$(16.6)	$2.3	$(34.0)
Total significant items (after-tax)	$(13.1)	$1.8	$(26.8)

Capital measures
Common equity tier 1 (b)	11.4%	11.1%	10.6%
Tangible common equity to tangible assets (non-GAAP)	8.89	8.69	8.18
Tangible book value per common share (non-GAAP)	$11.87	$11.48	$10.49

(a) Favorable (unfavorable) impact on earnings.
(b) Estimated for 4Q25.

Fourth Quarter 2025 Results – Comparison to Prior-Year Quarter
(All comparisons refer to the fourth quarter of 2024, except as noted.)

Net interest income totaled $365.4 million, an increase of $43.2 million, or 13.4%, reflecting growth in average earning assets and average non-interest-bearing demand deposits and lower interest-bearing deposit costs, partially offset by lower yields on earning assets. The net interest margin (FTE) (non-GAAP) increased 24 basis points to 3.28%. The yield on earning assets (non-GAAP) decreased 9 basis points to 5.25%, driven by a 12 basis point decline in yields on loans to 5.67%, partially offset by a 19 basis point increase in yields on investment securities to 3.57%, which benefited from balance sheet restructuring actions in the fourth quarter of 2024. Total cost of funds decreased 33 basis points to 2.09%, with a 47 basis point decrease in interest-bearing deposit costs to 2.53% and a 44 basis point decrease in total borrowing costs. The Federal Open Market Committee lowered the target federal funds rate by 175 basis points since August 2024.

Average loans and leases totaled $35.0 billion, an increase of $1.2 billion, or 3.4%, driven by growth of $1.2 billion in consumer loans. Average commercial leases increased $98.1 million, or 13.7%, driven by deepening customer relationships and average commercial and industrial loans increased $108.6 million, or 1.4%, offset by the decline in average commercial real estate loans of $263.9 million, or 2.1%. Growth in the North Carolina market was offset by higher loan balance attrition from secondary market activity. The increase in average consumer loans included a $1.0 billion increase in residential mortgage loans largely due to the continued successful execution in key markets and long-standing strategy of serving the purchase market, which was partially offset by the transfer of approximately $200 million of performing residential mortgage loans to held-for-sale in December 2025. Average consumer lines of credit increased $147.7 million and indirect auto loans increased $40.9 million, both reflecting organic growth in the portfolio.

Average deposits totaled $38.6 billion, an increase of $1.7 billion, or 4.5%. The growth in average interest-bearing demand deposits of $1.7 billion and average non-interest-bearing demand deposits of $156.1 million more than offset the decline in average time deposits of $113.1 million and average savings deposits of $93.5 million. The mix of non-interest-bearing demand deposits to total deposits was stable at 26% at December 31, 2025, and December 31, 2024. The loan-to-deposit ratio improved to 89.7% at December 31, 2025, compared to 91.5% at December 31, 2024.

Non-interest income totaled $92.3 million, compared to $50.9 million. When adjusting for $34.0 million1 in significant items in the fourth quarter of 2024, operating non-interest income (non-GAAP) increased $7.4 million, or 8.8%. Wealth Management revenues increased $2.8 million, or 15.0%, as securities commissions and fees and trust services income increased 30.5% and 5.7%, respectively, through continued strong contributions across the geographic footprint. Service charges increased $0.9 million, or 4.1%, primarily from increased Treasury Management fee revenue, and bank-owned life insurance increased $1.8 million, reflecting higher life insurance claims. Other non-interest income increased $2.4 million, or 69.6%, from increases in Small Business Administration sold loan premiums and other miscellaneous gains. Mortgage banking operations income decreased $1.3 million, or 19.2%, as increased mortgage gain-on-sale and net positive fair value adjustments from hedging activity were more than offset by increased mortgage servicing rights (MSR) amortization from payoff activity and a net MSR fair value recovery of $2.7 million in the fourth quarter of 2024.

Non-interest expense totaled $273.2 million, increasing $25.0 million, or 10.1%. When adjusting for $16.6 million2 of significant items in the fourth quarter of 2025, operating non-interest expense (non-GAAP) increased $8.3 million, or 3.4%. Salaries and employee benefits increased $5.8 million, or 4.5%, primarily reflecting strategic hiring and higher performance and production-related compensation. Outside services increased $3.9 million, or 15.3%, due to higher technology-related and third-party costs. Net occupancy and equipment increased $3.2 million, or 7.3%, primarily related to technology-related investments and higher occupancy costs. Other non-interest expense decreased $3.3 million, or 9.5%, on an operating basis (non-GAAP) and included financing receivable non-credit impairments from renewable energy investment tax credit transactions of $4.4 million (pre-tax) and $10.4 million (pre-tax) in the fourth quarters of 2025 and 2024, respectively. The related investment tax credits were recognized as a benefit to income taxes during these periods.

The ratio of non-performing loans and OREO to total loans and OREO decreased 17 basis points to 0.31%. Total delinquency decreased 12 basis points to 0.71%. Overall, asset quality metrics remain at solid levels.

The provision for credit losses was $18.9 million, compared to $22.3 million. The fourth quarter of 2025 reflected net charge-offs of $16.4 million, or 0.19% annualized of total average loans, compared to $20.6 million, or 0.24% annualized, reflecting continued proactive management of the loan portfolio. The ACL was $439.5 million, an increase of $16.7 million, with the ratio of the ACL to total loans and leases increasing 1 basis point to 1.26%.

The effective tax rate was (1.8)%, compared to (7.0)% in the fourth quarter of 2024, reflecting the impact of the investment tax credits recognized as part of renewable energy project financing transactions in both quarters.

The CET1 regulatory capital ratio was 11.4% (estimated) at December 31, 2025, and 10.6% at December 31, 2024. Tangible book value per common share (non-GAAP) was $11.87 at December 31,
1 Fourth quarter 2024 non-interest income significant items impacting earnings included a $34.0 million (pre-tax)
realized loss on the sale of investment securities.
2 Fourth quarter 2025 non-interest expense significant items impacting earnings included a $20 million (pre-tax) contribution to the FNB Foundation and a ($3.4) million (pre-tax) reduction in the estimated Federal Deposit Insurance Corporation ("FDIC") special assessment related to the 2023 bank failures.

2025, an increase of $1.38, or 13.2%, from $10.49 at December 31, 2024. AOCI reduced the current quarter tangible book value per common share (non-GAAP) by $0.18, compared to a reduction of $0.47 at the end of the year-ago quarter.

Fourth Quarter 2025 Results – Comparison to Prior Quarter
(All comparisons refer to the third quarter of 2025, except as noted.)

Net interest income totaled $365.4 million, an increase of $6.2 million, or 1.7%, reflecting a lower cost of funds and growth in earning assets, partially offset by the lower yield on earning assets. The total yield on earning assets (non-GAAP) decreased 11 basis points to 5.25%. The total cost of funds decreased 14 basis points to 2.09%, as the cost of interest-bearing deposits decreased 13 basis points to 2.53% and total borrowing costs declined 30 basis points to 4.35%. Average non-interest-bearing demand deposits increased $113.4 million to $10.0 billion. Total average borrowings declined $0.6 billion primarily due to the $350 million senior note offering that matured in August 2025 and the funding provided by the growth in average deposits. The resulting net interest margin (FTE) (non-GAAP) was 3.28%, a 3 basis point increase.

Average loans and leases totaled $35.0 billion, an increase of $168.9 million, or 1.9% annualized, as average consumer loans increased $223.0 million, offsetting the slight decrease of $54.1 million in average commercial loans and leases. For consumer lending, average residential mortgages increased $184.6 million. In December 2025, the Company transferred approximately $200 million of performing residential mortgage loans to held-for-sale. Average commercial loans and leases included a decrease of $158.1 million in average commercial real estate loans, partially offset by increases of $80.7 million in average commercial and industrial loans and $26.2 million in average commercial leases.

Average deposits totaled $38.6 billion, an increase of $0.7 billion, due to organic growth in new and existing customer relationships. The increases were due to growth in average interest-bearing demand deposits of $719.3 million and average non-interest-bearing deposit balances of $113.4 million, partially offset by decreases in average time deposits of $80.7 million and average savings deposit balances of $12.4 million. The mix of non-interest-bearing demand deposits to total deposits was stable at 26% for both December 31, 2025 and September 30, 2025. The loan-to-deposit ratio improved to 89.7% at December 31, 2025, compared to 90.9% at September 30, 2025.

Non-interest income totaled $92.3 million, a decrease of $5.8 million, or 5.9%, from the prior quarter's record level, which included a $5.4 million recovery on an asset previously written off. Wealth Management revenues increased $0.8 million, or 4.0%, as trust services income and securities commissions and fees increased 4.8% and 2.9%, respectively, through continued strong contributions across the geographic footprint. Service charges increased $0.8 million, or 3.5%, primarily from increased Treasury Management fee revenue and higher consumer transaction volumes. Mortgage banking operations income decreased $3.6 million, or 38.7%, primarily due to seasonally lower sold loan volumes and increased MSR amortization from payoff activity. Capital markets income of $6.5 million reflected solid contributions from our numerous businesses while decreasing $1.3 million, or 17.0%, primarily due to the record debt capital markets and international banking income in the prior quarter. Bank-owned life insurance increased $1.1 million, reflecting higher life insurance claims.

Non-interest expense totaled $273.2 million, an increase of $29.6 million, or 12.2%, compared to the prior quarter. When adjusting for $16.6 million3 (pre-tax) of significant items in the fourth quarter of 2025 and ($2.3) million4 (pre-tax) of significant items in the third quarter of 2025, operating non-interest expense
3 Fourth quarter 2025 non-interest expense significant items impacting earnings included a $20 million (pre-tax) contribution to the FNB Foundation and ($3.4) million (pre-tax) reduction in the estimated FDIC special assessment related to the 2023 bank failures.
4 Third quarter 2025 non-interest expense significant items impacting earnings included a ($2.3) million (pre-tax) reduction in the estimated FDIC special assessment related to the 2023 bank failures.

(non-GAAP) increased $10.7 million, or 4.4%. Outside services increased $3.6 million, or 13.6%, due to higher technology-related and third-party costs. Salaries and employee benefits increased $2.2 million, or 1.7%, reflecting elevated employer-paid healthcare costs and performance-based compensation. Net occupancy and equipment increased $2.9 million, or 6.4%, primarily due to technology-related investments. The efficiency ratio (non-GAAP) totaled 53.8%, compared to 52.4% in the prior quarter.

The ratio of non-performing loans and OREO to total loans and OREO decreased 6 basis points to 0.31%, and delinquency increased 6 basis points to 0.71%. Overall, asset quality metrics remain at solid levels.

The provision for credit losses was $18.9 million, compared to $24.0 million. The fourth quarter of 2025 reflected net charge-offs of $16.4 million, or 0.19% annualized of total average loans, compared to $19.7 million, or 0.22% annualized, reflecting continued proactive management of the loan portfolio. The ACL was $439.5 million, an increase of $2.3 million, with the ratio of the ACL to total loans and leases increasing 1 basis point to 1.26%.

The effective tax rate was (1.8)%, compared to 21.3%, reflecting the impact of the investment tax credits recognized as part of a renewable energy project financing transaction.

The CET1 regulatory capital ratio was 11.4% (estimated), compared to 11.1% at September 30, 2025. Tangible book value per common share (non-GAAP) was $11.87 at December 31, 2025, an increase of $0.39 per share. AOCI reduced the current quarter-end tangible book value per common share (non-GAAP) by $0.18 as of December 31, 2025, compared to $0.22 at the end of the prior quarter.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common shareholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible common equity to tangible assets, operating non-interest income, operating non-interest expense, pre-provision net revenue (reported), operating pre-provision net revenue, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for, or superior to, our reported results prepared in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes certain items (e.g., FDIC special assessment) are not organic to running our operations and facilities. These items are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

To facilitate peer comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for 2025 and 2024 were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are those that do not relate to historical facts and that are based on current assumptions, beliefs, estimates, expectations and projections, many of which, by their nature, are inherently uncertain and beyond our control. Forward-looking statements may relate to various matters, including our financial condition, results of operations, plans, objectives, future performance, business or industry, and usually can be identified by the use of forward-looking words, such as “anticipates,” “assumes,” “believes,” “can,” “continues,” “could,” “enable,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “likely,” “may,” “might,” “objective,” “plans,” “positioned,” “potential,” “projects,” “remains,” “should,” “target,” “trend,” “will,” “would,” or similar words or expressions or variations thereof, and the negative thereof, but these terms are not the exclusive means of identifying such statements. You should not place undue reliance on forward-looking statements, as they are subject to risks and uncertainties, including, but not limited to, those described below. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make.

There are various important factors that could cause future results to differ materially from historical performance and any forward-looking statements. Factors that might cause such differences, include, but are not limited to:
•the credit risk associated with the substantial amount of commercial loans and leases in our loan portfolio;
•the volatility of the mortgage banking business;
•changes in market interest rates, U.S. federal government shutdowns and the unpredictability of monetary, tax and other policies of government agencies, including tariffs or the imposition of new tariffs, trade wars, barriers or restrictions, or threats of such actions;
•the impact of changes in interest rates on the value of our investment securities portfolios;
•changes in our ability to obtain liquidity as and when needed to fund our obligations as they come due, including as a result of adverse changes to our credit ratings;
•the risk associated with uninsured deposit account balances;
•regulatory limits on our ability to receive dividends from our subsidiaries and pay dividends to our shareholders;
•our ability to recruit and retain qualified banking professionals;
•the financial soundness of other financial institutions and the impact of volatility in the banking sector on us;
•changes and instability in economic conditions and financial markets, in the regions in which we operate or otherwise, including a contraction of economic activity, economic downturn or uncertainty and international conflict;
•our ability to continue to invest in technological improvements as they become appropriate or necessary;
•any interruption in or breach in security of our information systems, or other cybersecurity risks;
•risks associated with reliance on third-party vendors and artificial intelligence;
•risks associated with the use of models, estimations and assumptions in our business;
•the effects of adverse weather events and public health emergencies;
•the risks associated with acquiring other banks and financial services businesses, including integration into our existing operations;
•the extensive federal and state regulations, supervision and examination governing almost every aspect of our operations, and potential expenses associated with complying with such regulations;
•our ability to comply with the consent orders entered into by First National Bank of Pennsylvania with the Department of Justice and the North Carolina State Department of Justice, and related costs and potential reputational harm;
•changes in federal, state or local tax rules and regulations or interpretations, or accounting policies, standards and interpretations;
•the effects of climate change and related legislative and regulatory initiatives; and
•any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above.
FNB cautions that the risks identified here are not exhaustive of the types of risks that may adversely impact FNB and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A. Risk Factors and the Risk Management sections of our 2024 Annual Report on Form 10-K (including the MD&A section), our subsequent 2025 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other filings with the Securities and Exchange Commission (SEC), which are available on our corporate website at https://www.fnb-online.com/about-us/investor-information/reports-and-filings or the SEC’s website at www.sec.gov. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.
You should treat forward-looking statements as speaking only as of the date they are made and based only on information then actually known to FNB. FNB does not undertake, and specifically disclaims any obligation to update or revise any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.
Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the fourth quarter of 2025 after the market close on Tuesday, January 20, 2026. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Wednesday, January 21, 2026 at 8:30 AM ET.

A live listen-only webcast of the conference call will be available under the Investor Relations section of the Corporation’s website at www.fnbcorporation.com. Participants can access the link under the “About Us” tab and clicking on “Investor Relations” then “Investor Conference Calls.” The live webcast will open approximately 30 minutes prior to the start of the call.

To participate in the Q&A portion of the call, dial 844-802-2440 (for domestic callers) or 412-317-5133 (for international callers). Pre-registration can be accessed at https://dpregister.com/sreg/10205442/10300689492. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call.

Presentation slides and the earnings release will also be available under the Investor Relations section of the Corporation’s website at www.fnbcorporation.com.

Following the call, a replay of the conference call will be available via the webcast link under the Investor Relations section of the Corporation’s website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. The Company has total assets of more than $50 billion and approximately 350 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

###
Analyst/Institutional Investor Contact:
Lisa Hajdu, 412-385-4773
hajdul@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)
				% Variance
				4Q25	4Q25	For the Twelve Months Ended December 31,		%
	4Q25	3Q25	4Q24	3Q25	4Q24	2025	2024	Var.
Interest Income
Loans and leases, including fees	$503,498	$511,045	$494,185	(1.5)	1.9	$1,995,884	$1,985,411	0.5
Securities:
Taxable	60,249	59,718	53,328	0.9	13.0	231,985	195,719	18.5
Tax-exempt	6,932	6,923	6,947	0.1	(0.2)	27,713	28,126	(1.5)
Other	16,811	18,286	14,233	(8.1)	18.1	69,958	42,894	63.1
Total Interest Income	587,490	595,972	568,693	(1.4)	3.3	2,325,540	2,252,150	3.3
Interest Expense
Deposits	182,480	187,567	204,575	(2.7)	(10.8)	737,065	753,969	(2.2)
Short-term borrowings	15,892	17,764	8,583	(10.5)	85.2	67,891	99,055	(31.5)
Long-term borrowings	23,676	31,369	33,319	(24.5)	(28.9)	124,829	118,683	5.2
Total Interest Expense	222,048	236,700	246,477	(6.2)	(9.9)	929,785	971,707	(4.3)
Net Interest Income	365,442	359,272	322,216	1.7	13.4	1,395,755	1,280,443	9.0
Provision for credit losses	18,870	23,991	22,259	(21.3)	(15.2)	85,951	79,776	7.7
Net Interest Income After Provision for Credit Losses	346,572	335,281	299,957	3.4	15.5	1,309,804	1,200,667	9.1
Non-Interest Income
Service charges	24,013	23,191	23,071	3.5	4.1	92,489	90,996	1.6
Interchange and card transaction fees	13,345	13,424	12,912	(0.6)	3.4	52,393	51,539	1.7
Trust services	12,211	11,647	11,557	4.8	5.7	47,849	45,576	5.0
Insurance commissions and fees	4,777	4,495	4,527	6.3	5.5	20,173	22,370	(9.8)
Securities commissions and fees	9,129	8,868	6,994	2.9	30.5	35,699	31,005	15.1
Capital markets income	6,534	7,875	6,571	(17.0)	(0.6)	26,629	24,239	9.9
Mortgage banking operations	5,629	9,183	6,970	(38.7)	(19.2)	28,111	27,380	2.7
Dividends on non-marketable equity securities	5,683	6,110	5,398	(7.0)	5.3	23,521	25,046	(6.1)
Bank owned life insurance	5,264	4,208	3,509	25.1	50.0	18,660	16,741	11.5
Net securities gains (losses)	—	—	(33,980)	n/m	n/m	58	(34,011)	n/m
Other	5,756	9,169	3,394	(37.2)	69.6	23,710	15,514	52.8
Total Non-Interest Income	92,341	98,170	50,923	(5.9)	81.3	369,292	316,395	16.7
Non-Interest Expense
Salaries and employee benefits	133,774	131,575	127,992	1.7	4.5	530,326	504,101	5.2
Net occupancy	19,829	19,161	18,446	3.5	7.5	78,047	79,057	(1.3)
Equipment	27,875	25,662	26,031	8.6	7.1	107,410	97,607	10.0
Outside services	29,585	26,033	25,660	13.6	15.3	107,276	96,173	11.5
Marketing	5,297	5,517	5,424	(4.0)	(2.3)	20,404	20,884	(2.3)
FDIC insurance	4,585	6,351	8,780	(27.8)	(47.8)	28,341	41,460	(31.6)
Bank shares tax	1,237	3,959	1,609	(68.8)	(23.1)	13,292	13,596	(2.2)
Other	50,987	25,277	34,258	101.7	48.8	124,644	108,461	14.9
Total Non-Interest Expense	273,169	243,535	248,200	12.2	10.1	1,009,740	961,339	5.0
Income Before Income Taxes	165,744	189,916	102,680	(12.7)	61.4	669,356	555,723	20.4
Income tax expense (benefit)	(2,949)	40,407	(7,181)	(107.3)	(58.9)	103,969	90,391	15.0
Net Income	168,693	149,509	109,861	12.8	53.6	565,387	465,332	21.5
Preferred stock dividends	—	—	—	—	—	—	6,005	(100.0)
Net Income Available to Common Shareholders	$168,693	$149,509	$109,861	12.8	53.6	$565,387	$459,327	23.1
Earnings per Common Share
Basic	$0.47	$0.41	$0.30	14.6	56.7	$1.57	$1.27	23.6
Diluted	0.47	0.41	0.30	14.6	56.7	1.56	1.27	22.8
Cash Dividends per Common Share	0.12	0.12	0.12	—	—	0.48	0.48	—
n/m - not meaningful

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)
				% Variance
				4Q25	4Q25
	4Q25	3Q25	4Q24	3Q25	4Q24
Assets
Cash and due from banks	$387	$474	$416	(18.4)	(7.0)
Interest-bearing deposits with banks	2,111	1,939	2,003	8.9	5.4
Cash and Cash Equivalents	2,498	2,413	2,419	3.5	3.3
Securities available for sale	3,727	3,620	3,466	3.0	7.5
Securities held to maturity	4,117	4,049	3,979	1.7	3.5
Loans held for sale	515	278	218	85.3	136.2
Loans and leases, net of unearned income	34,777	34,957	33,939	(0.5)	2.5
Allowance for credit losses on loans and leases	(439)	(437)	(423)	0.5	3.8
Net Loans and Leases	34,338	34,520	33,516	(0.5)	2.5
Premises and equipment, net	568	557	536	2.0	6.0
Goodwill	2,480	2,480	2,478	—	0.1
Core deposit and other intangible assets, net	36	40	51	(10.0)	(29.4)
Bank owned life insurance	667	668	660	(0.1)	1.1
Other assets	1,283	1,264	1,302	1.5	(1.5)
Total Assets	$50,229	$49,889	$48,625	0.7	3.3
Liabilities
Deposits:
Non-interest-bearing demand	$9,914	$9,969	$9,761	(0.6)	1.6
Interest-bearing demand	18,399	17,803	16,668	3.3	10.4
Savings	3,138	3,114	3,178	0.8	(1.3)
Certificates and other time deposits	7,308	7,555	7,500	(3.3)	(2.6)
Total Deposits	38,759	38,441	37,107	0.8	4.5
Short-term borrowings	2,017	1,905	1,256	5.9	60.6
Long-term borrowings	1,901	2,099	3,012	(9.4)	(36.9)
Other liabilities	793	808	948	(1.9)	(16.4)
Total Liabilities	43,470	43,253	42,323	0.5	2.7
Shareholders' Equity
Common stock	4	4	4	—	—
Additional paid-in capital	4,695	4,693	4,695	—	—
Retained earnings	2,343	2,218	1,952	5.6	20.0
Accumulated other comprehensive loss	(63)	(77)	(169)	(18.2)	(62.7)
Treasury stock	(220)	(202)	(180)	8.9	22.2
Total Shareholders' Equity	6,759	6,636	6,302	1.9	7.3
Total Liabilities and Shareholders' Equity	$50,229	$49,889	$48,625	0.7	3.3

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in thousands)
(Unaudited)
	4Q25			3Q25			4Q24
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$1,752,290	$16,811	3.81%	$1,738,570	$18,286	4.17%	$1,317,585	$14,233	4.30%
Taxable investment securities (1)	6,706,245	60,039	3.58	6,611,222	59,506	3.60	6,301,185	53,109	3.37
Tax-exempt investment securities (1) (2)	1,000,876	8,764	3.50	1,003,661	8,742	3.48	1,014,032	8,754	3.45
Loans held for sale	347,216	6,271	7.22	312,034	5,480	7.02	203,698	3,935	7.73
Loans and leases (2) (3)	34,983,204	498,753	5.67	34,814,280	507,107	5.79	33,830,406	491,593	5.79
Total Interest Earning Assets (2)	44,789,831	590,638	5.25	44,479,767	599,121	5.36	42,666,906	571,624	5.34
Cash and due from banks	388,831			415,030			388,162
Allowance for credit losses	(442,527)			(440,868)			(424,945)
Premises and equipment	562,855			560,685			518,965
Other assets	4,469,488			4,504,231			4,519,733
Total Assets	$49,768,478			$49,518,845			$47,668,821
Liabilities
Deposits:
Interest-bearing demand	$18,083,749	110,449	2.42	$17,364,490	111,572	2.55	$16,371,434	115,144	2.80
Savings	3,113,434	7,363	0.94	3,125,868	7,586	0.96	3,206,976	9,385	1.16
Certificates and other time	7,414,998	64,668	3.46	7,495,691	68,409	3.62	7,528,061	80,046	4.23
Total interest-bearing deposits	28,612,181	182,480	2.53	27,986,049	187,567	2.66	27,106,471	204,575	3.00
Short-term borrowings	1,669,263	15,892	3.76	1,682,747	17,764	4.16	853,403	8,583	3.96
Long-term borrowings	1,937,403	23,676	4.85	2,511,652	31,369	4.96	2,628,444	33,319	5.04
Total Interest-Bearing Liabilities	32,218,847	222,048	2.73	32,180,448	236,700	2.92	30,588,318	246,477	3.20
Non-interest-bearing demand deposits	10,018,626			9,905,230			9,862,478
Total Deposits and Borrowings	42,237,473		2.09	42,085,678		2.23	40,450,796		2.42
Other liabilities	838,258			856,542			939,139
Total Liabilities	43,075,731			42,942,220			41,389,935
Shareholders' Equity	6,692,747			6,576,625			6,278,886
Total Liabilities and Shareholders' Equity	$49,768,478			$49,518,845			$47,668,821
Net Interest Earning Assets	$12,570,984			$12,299,319			$12,078,588
Net Interest Income (FTE) (2)		368,590			362,421			325,147
Tax Equivalent Adjustment		(3,148)			(3,149)			(2,931)
Net Interest Income		$365,442			$359,272			$322,216
Net Interest Spread			2.52%			2.44%			2.14%
Net Interest Margin (2)			3.28%			3.25%			3.04%

(1)	The average balances and yields earned on securities are based on historical cost.
(2)	The interest income amounts are reflected on an FTE basis (non-GAAP), which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%. The yield on earning assets and the net interest margin are presented on an FTE basis (non-GAAP).
(3)	Average loans and leases consist of average total loans, including non-accrual loans, less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in thousands)
(Unaudited)
	Twelve Months Ended December 31,
	2025			2024
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$1,738,835	$69,958	4.02%	$1,016,253	$42,894	4.22%
Taxable investment securities (1)	6,586,431	231,135	3.51	6,189,126	194,815	3.15
Tax-exempt investment securities (1) (2)	1,004,803	35,007	3.48	1,027,913	35,453	3.45
Loans held for sale	272,587	19,790	7.26	213,210	16,469	7.72
Loans and leases (2) (3)	34,590,865	1,981,957	5.73	33,320,176	1,974,205	5.92
Total Interest Earning Assets (2)	44,193,521	2,337,847	5.29	41,766,678	2,263,836	5.42
Cash and due from banks	398,313			400,194
Allowance for credit losses	(437,404)			(419,291)
Premises and equipment	554,540			493,820
Other assets	4,514,166			4,571,166
Total Assets	$49,223,136			$46,812,567
Liabilities
Deposits:
Interest-bearing demand	$17,337,972	439,467	2.53	$15,204,358	416,860	2.74
Savings	3,129,059	29,943	0.96	3,314,905	39,926	1.20
Certificates and other time	7,344,944	267,655	3.64	6,929,342	297,183	4.29
Total interest-bearing deposits	27,811,975	737,065	2.65	25,448,605	753,969	2.96
Short-term borrowings	1,651,597	67,891	4.09	2,057,597	99,055	4.80
Long-term borrowings	2,502,234	124,829	4.99	2,292,523	118,683	5.18
Total Interest-Bearing Liabilities	31,965,806	929,785	2.91	29,798,725	971,707	3.26
Non-interest-bearing demand deposits	9,847,253			9,897,298
Total Deposits and Borrowings	41,813,059		2.22	39,696,023		2.45
Other liabilities	878,912			984,198
Total Liabilities	42,691,971			40,680,221
Shareholders' Equity	6,531,165			6,132,346
Total Liabilities and Shareholders' Equity	$49,223,136			$46,812,567
Net Interest Earning Assets	$12,227,715			$11,967,953
Net Interest Income (FTE) (2)		1,408,062			1,292,129
Tax Equivalent Adjustment		(12,307)			(11,686)
Net Interest Income		$1,395,755			$1,280,443
Net Interest Spread			2.38%			2.16%
Net Interest Margin (2)			3.19%			3.09%

(1)	The average balances and yields earned on securities are based on historical cost.
(2)	The interest income amounts are reflected on an FTE basis (non-GAAP), which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%. The yield on earning assets and the net interest margin are presented on an FTE basis (non-GAAP).
(3)	Average loans and leases consist of average total loans, including non-accrual loans, less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q25	3Q25	4Q24	2025	2024
Performance Ratios
Return on average equity	10.00%	9.02%	6.96%	8.66%	7.59%
Return on average tangible equity (1)	16.33	14.94	12.02	14.42	13.33
Return on average tangible common equity (1)	16.33	14.94	12.02	14.42	13.21
Return on average assets	1.34	1.20	0.92	1.15	0.99
Return on average tangible assets (1)	1.44	1.29	1.00	1.24	1.08
Net interest margin (FTE) (2)	3.28	3.25	3.04	3.19	3.09
Yield on earning assets (FTE) (2)	5.25	5.36	5.34	5.29	5.42
Cost of interest-bearing deposits	2.53	2.66	3.00	2.65	2.96
Cost of interest-bearing liabilities	2.73	2.92	3.20	2.91	3.26
Cost of funds	2.09	2.23	2.42	2.22	2.45
Efficiency ratio (1)	53.81	52.38	56.88	54.79	55.61
Effective tax rate	(1.78)	21.28	(6.99)	15.53	16.27
Capital Ratios
Equity / assets	13.46	13.30	12.96
Common equity tier 1 (3)	11.4	11.1	10.6
Leverage	9.11	8.92	8.75
Tangible common equity / tangible assets (1)	8.89	8.69	8.18
Common Stock Data
Average diluted common shares outstanding	360,839,742	361,669,618	362,798,389	361,953,974	362,637,604
Period end common shares outstanding	357,303,315	358,381,940	359,615,657
Book value per common share	$18.92	$18.52	$17.52
Tangible book value per common share (1)	11.87	11.48	10.49
Dividend payout ratio (common)	25.70%	29.05%	39.67%	30.83%	38.03%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)	December 31, 2025 Common Equity Tier 1 Capital ratio is an estimate.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)
				% Variance
				4Q25	4Q25
	4Q25	3Q25	4Q24	3Q25	4Q24
Balances at period end
Loans and Leases:
Commercial real estate (1)	$12,274	$12,568	$12,705	(2.3)	(3.4)
Commercial and industrial	7,718	7,590	7,550	1.7	2.2
Commercial leases	791	829	765	(4.6)	3.4
Other	141	153	144	(7.8)	(2.1)
Commercial loans and leases	20,924	21,140	21,164	(1.0)	(1.1)
Direct installment	2,678	2,678	2,676	—	0.1
Residential mortgages	8,882	8,888	7,986	(0.1)	11.2
Indirect installment	767	767	739	—	3.8
Consumer LOC	1,526	1,484	1,374	2.8	11.1
Consumer loans	13,853	13,817	12,775	0.3	8.4
Total loans and leases	$34,777	$34,957	$33,939	(0.5)	2.5
Note: Loans held for sale were $515, $278 and $218 at 4Q25, 3Q25, and 4Q24, respectively.
(1) Commercial real estate is made up of 69% non-owner occupied and 31% owner-occupied at December 31, 2025.
				% Variance
Average balances				4Q25	4Q25	For the Twelve Months Ended December 31,		%
Loans and Leases:	4Q25	3Q25	4Q24	3Q25	4Q24	2025	2024	Var.
Commercial real estate	$12,501	$12,659	$12,765	(1.2)	(2.1)	$12,651	$12,614	0.3
Commercial and industrial	7,654	7,573	7,545	1.1	1.4	7,608	7,503	1.4
Commercial leases	815	789	717	3.3	13.7	787	681	15.6
Other	150	153	146	(1.9)	2.5	153	141	8.1
Commercial loans and leases	21,120	21,174	21,174	(0.3)	(0.3)	21,199	20,938	1.2
Direct installment	2,679	2,671	2,686	0.3	(0.3)	2,670	2,702	(1.2)
Residential mortgages	8,921	8,736	7,896	2.1	13.0	8,517	7,353	15.8
Indirect installment	759	777	719	(2.2)	5.7	769	1,005	(23.5)
Consumer LOC	1,504	1,456	1,357	3.3	10.9	1,436	1,321	8.7
Consumer loans	13,863	13,640	12,657	1.6	9.5	13,392	12,382	8.2
Total loans and leases	$34,983	$34,814	$33,830	0.5	3.4	$34,591	$33,320	3.8

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)
				% Variance
				4Q25	4Q25
Asset Quality Data	4Q25	3Q25	4Q24	3Q25	4Q24
Non-Performing Assets
Non-performing loans	$105	$125	$159	(16.0)	(34.0)
Other real estate owned (OREO)	3	3	3	—	—
Non-performing assets	$108	$128	$162	(15.6)	(33.3)
Non-performing loans / total loans and leases	0.30%	0.36%	0.47%
Non-performing assets plus 90+ days past due / total loans and leases plus OREO	0.35	0.40	0.52
Non-performing loans plus OREO / total loans and leases plus OREO	0.31	0.37	0.48
Delinquency
Loans 30-89 days past due	$130	$89	$108	46.1	20.4
Loans 90+ days past due	13	13	14	—	(7.1)
Non-accrual loans	105	125	159	(16.0)	(34.0)
Past due and non-accrual loans	$248	$227	$281	9.3	(11.7)
Past due and non-accrual loans / total loans and leases	0.71%	0.65%	0.83%

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
				% Variance
(Unaudited)				4Q25	4Q25	For the Twelve Months Ended December 31,		%
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	4Q25	3Q25	4Q24	3Q25	4Q24	2025	2024	Var.
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$437.3	$432.1	$420.2	1.2	4.1	$422.8	$405.6	4.3
Provision for credit losses	18.7	24.9	23.2	(24.8)	(19.5)	87.2	79.9	9.1
Net loan (charge-offs) / recoveries	(16.4)	(19.7)	(20.6)	(16.5)	(20.1)	(70.5)	(62.7)	12.4
Allowance for credit losses on loans and leases	$439.5	$437.3	$422.8	0.5	4.0	$439.5	$422.8	4.0
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$20.1	$21.0	$22.4	(4.1)	(10.1)	$21.4	$21.5	(0.5)
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	—	(0.9)	(1.0)	102.1	101.9	(1.3)	(0.1)	(1,198.0)
Allowance for unfunded loan commitments	$20.1	$20.1	$21.4	0.1	(5.9)	$20.1	$21.4	(5.9)
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$459.6	$457.4	$444.2	0.5	3.5	$459.6	$444.2	3.5
Allowance for credit losses on loans and leases / total loans and leases	1.26%	1.25%	1.25%
Allowance for credit losses on loans and leases / total non-performing loans	417.7	349.9	265.0
Net loan charge-offs (annualized) / total average loans and leases	0.19	0.22	0.24			0.20%	0.19%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				4Q25	4Q25	For the Twelve Months Ended December 31,		%
	4Q25	3Q25	4Q24	3Q25	4Q24	2025	2024	Var.
Operating net income available to common shareholders
(dollars in thousands)
Net income available to common shareholders	$168,693	$149,509	$109,861			$565,387	$459,327
Preferred dividend at redemption	—	—	—			—	3,995
FNB Foundation contribution	20,000	—	—			20,000	—
Tax benefit of FNB Foundation contribution	(4,200)	—	—			(4,200)	—
Branch consolidation costs	—	—	—			—	1,194
Tax benefit of branch consolidation costs	—	—	—			—	(251)
FDIC special assessment	(3,375)	(2,272)	—			(5,647)	5,212
Tax expense (benefit) of FDIC special assessment	709	477	—			1,186	(1,095)
Realized loss on investment securities restructuring	—	—	33,980			—	33,980
Tax benefit of realized loss on investment securities restructuring	—	—	(7,136)			—	(7,136)
Software impairment	—	—	—			—	3,690
Tax benefit of software impairment	—	—	—			—	(775)
Loss related to indirect auto loan sales	—	—	—			—	8,969
Tax benefit of loss related to indirect auto loan sales	—	—	—			—	(1,883)
Operating net income available to common shareholders (non-GAAP)	$181,827	$147,714	$136,705	23.1	33.0	$576,726	$505,227	14.2

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

				% Variance
				4Q25	4Q25	For the Twelve Months Ended December 31,		%
	4Q25	3Q25	4Q24	3Q25	4Q24	2025	2024	Var.
Operating earnings per diluted common share
Earnings per diluted common share	$0.47	$0.41	$0.30			$1.56	$1.27
Preferred dividend at redemption	—	—	—			—	0.01
FNB Foundation contribution	0.06	—	—			0.06	—
Tax benefit of FNB Foundation contribution	(0.01)	—	—			(0.01)	—
Branch consolidation costs	—	—	—			—	—
Tax benefit of branch consolidation costs	—	—	—			—	—
FDIC special assessment	(0.01)	(0.01)	—			(0.02)	0.01
Tax expense (benefit) of FDIC special assessment	—	—	—			—	—
Realized loss on investment securities restructuring	—	—	0.09			—	0.09
Tax benefit of realized loss on investment securities restructuring	—	—	(0.02)			—	(0.02)
Software impairment	—	—	—			—	0.01
Tax benefit of software impairment	—	—	—			—	—
Loss related to indirect auto loan sales	—	—	—			—	0.02
Tax benefit of loss related to indirect auto loan sales	—	—	—			—	(0.01)
Operating earnings per diluted common share (non-GAAP)	$0.50	$0.41	$0.38	22.0	31.6	$1.59	$1.39	14.4

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q25	3Q25	4Q24	2025	2024
Return on average tangible equity
(dollars in thousands)
Net income (annualized)	$669,270	$593,162	$437,056	$565,387	$465,332
Amortization of intangibles, net of tax (annualized)	12,324	12,507	13,506	12,514	13,821
Tangible net income (annualized) (non-GAAP)	$681,594	$605,669	$450,562	$577,901	$479,153

Average total shareholders' equity	$6,692,747	$6,576,625	$6,278,886	$6,531,165	$6,132,346
Less: Average intangible assets (1)	(2,517,887)	(2,522,022)	(2,531,690)	(2,523,191)	(2,537,778)
Average tangible shareholders' equity (non-GAAP)	$4,174,860	$4,054,603	$3,747,196	$4,007,974	$3,594,568

Return on average tangible equity (non-GAAP)	16.33%	14.94%	12.02%	14.42%	13.33%

Return on average tangible common equity
(dollars in thousands)
Net income available to common shareholders (annualized)	$669,270	$593,162	$437,056	$565,387	$459,327
Amortization of intangibles, net of tax (annualized)	12,324	12,507	13,506	12,514	13,821
Tangible net income available to common shareholders (annualized) (non-GAAP)	$681,594	$605,669	$450,562	$577,901	$473,148

Average total shareholders' equity	$6,692,747	$6,576,625	$6,278,886	$6,531,165	$6,132,346
Less: Average preferred shareholders' equity	—	—	—	—	(13,141)
Less: Average intangible assets (1)	(2,517,887)	(2,522,022)	(2,531,690)	(2,523,191)	(2,537,778)
Average tangible common equity (non-GAAP)	$4,174,860	$4,054,603	$3,747,196	$4,007,974	$3,581,427

Return on average tangible common equity (non-GAAP)	16.33%	14.94%	12.02%	14.42%	13.21%

Return on average tangible assets
(dollars in thousands)
Net income (annualized)	$669,270	$593,162	$437,056	$565,387	$465,332
Amortization of intangibles, net of tax (annualized)	12,324	12,507	13,506	12,514	13,821
Tangible net income (annualized) (non-GAAP)	$681,594	$605,669	$450,562	$577,901	$479,153

Average total assets	$49,768,478	$49,518,845	$47,668,821	$49,223,136	$46,812,567
Less: Average intangible assets (1)	(2,517,887)	(2,522,022)	(2,531,690)	(2,523,191)	(2,537,778)
Average tangible assets (non-GAAP)	$47,250,591	$46,996,823	$45,137,131	$46,699,945	$44,274,789

Return on average tangible assets (non-GAAP)	1.44%	1.29%	1.00%	1.24%	1.08%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
	4Q25	3Q25	4Q24
Tangible book value per common share
(dollars in thousands, except per share data)
Total shareholders' equity	$6,758,572	$6,635,620	$6,301,650
Less: Intangible assets (1)	(2,516,082)	(2,520,013)	(2,529,558)
Tangible common equity (non-GAAP)	$4,242,490	$4,115,607	$3,772,092

Common shares outstanding	357,303,315	358,381,940	359,615,657

Tangible book value per common share (non-GAAP)	$11.87	$11.48	$10.49

Tangible common equity to tangible assets
(dollars in thousands)
Total shareholders' equity	$6,758,572	$6,635,620	$6,301,650
Less: Intangible assets (1)	(2,516,082)	(2,520,013)	(2,529,558)
Tangible common equity (non-GAAP)	$4,242,490	$4,115,607	$3,772,092

Total assets	$50,229,013	$49,888,522	$48,624,985
Less: Intangible assets (1)	(2,516,082)	(2,520,013)	(2,529,558)
Tangible assets (non-GAAP)	$47,712,931	$47,368,509	$46,095,427

Tangible common equity to tangible assets (non-GAAP)	8.89%	8.69%	8.18%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q25	3Q25	4Q24	2025	2024
Operating non-interest income
(in thousands)
Non-interest income	$92,341	$98,170	$50,923	$369,292	$316,395
Realized loss on investment securities restructuring	—	—	33,980	—	33,980
Operating non-interest income (non-GAAP)	$92,341	$98,170	$84,903	$369,292	$350,375

Operating non-interest expense
(in thousands)
Non-interest expense	$273,169	$243,535	$248,200	$1,009,740	$961,339
FNB Foundation contribution	(20,000)	—	—	(20,000)	—
Branch consolidation costs	—	—	—	—	(1,194)
FDIC special assessment	3,375	2,272	—	5,647	(5,212)
Software impairment	—	—	—	—	(3,690)
Loss related to indirect auto loan sales	—	—	—	—	(8,969)
Operating non-interest expense (non-GAAP)	$256,544	$245,807	$248,200	$995,387	$942,274

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q25	3Q25	4Q24	2025	2024
Pre-provision net revenue
(in thousands)
Net interest income	$365,442	$359,272	$322,216	$1,395,755	$1,280,443
Non-interest income	92,341	98,170	50,923	369,292	316,395
Less: Non-interest expense	(273,169)	(243,535)	(248,200)	(1,009,740)	(961,339)
Pre-provision net revenue (reported) (non-GAAP)	$184,614	$213,907	$124,939	$755,307	$635,499
Pre-provision net revenue (reported) (annualized) (non-GAAP)	$732,437	$848,651	$497,039	$755,307	$635,499
Adjustments:
Add: Realized loss on investment securities restructuring (non-interest income)	—	—	33,980	—	33,980
Add: FNB Foundation contribution (non-interest expense)	20,000	—	—	20,000	—
Add: Branch consolidation costs (non-interest expense)	—	—	—	—	1,194
Add (Less): FDIC special assessment (non-interest expense)	(3,375)	(2,272)	—	(5,647)	5,212
Add: Software impairment (non-interest expense)	—	—	—	—	3,690
Add: Loss related to indirect auto loan sales (non-interest expense)	—	—	—	—	8,969
Add: Tax credit-related impairment project (non-interest expense)	4,442	—	10,397	4,442	10,397
Operating pre-provision net revenue (non-GAAP)	$205,681	$211,635	$169,316	$774,102	$698,941
Operating pre-provision net revenue (annualized) (non-GAAP)	$816,015	$839,637	$673,583	$774,102	$698,941

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q25	3Q25	4Q24	2025	2024
Efficiency ratio (FTE)
(dollars in thousands)
Total non-interest expense	$273,169	$243,535	$248,200	$1,009,740	$961,339
Less: Amortization of intangibles	(3,932)	(3,991)	(4,298)	(15,841)	(17,495)
Less: OREO expense	(125)	(578)	(252)	(1,334)	(996)
Less: FNB Foundation contribution	(20,000)	—	—	(20,000)	—
Less: Branch consolidation costs	—	—	—	—	(1,194)
Add (Less): FDIC special assessment	3,375	2,272	—	5,647	(5,212)
Less: Software impairment	—	—	—	—	(3,690)
Less: Loss related to indirect auto loan sales	—	—	—	—	(8,969)
Less: Tax credit-related project impairment	(4,442)	—	(10,397)	(4,442)	(10,397)
Adjusted non-interest expense	$248,045	$241,238	$233,253	$973,770	$913,386

Net interest income	$365,442	$359,272	$322,216	$1,395,755	$1,280,443
Taxable equivalent adjustment	3,148	3,149	2,931	12,307	11,686
Non-interest income	92,341	98,170	50,923	369,292	316,395
Less: Net securities losses (gains)	—	—	33,980	(58)	34,011
Adjusted net interest income (FTE) + non-interest income	$460,931	$460,591	$410,050	$1,777,296	$1,642,535

Efficiency ratio (FTE) (non-GAAP)	53.81%	52.38%	56.88%	54.79%	55.61%